HEI Exhibit 10.19(b)

AMENDMENTS TO THE AMERICAN SAVINGS BANK SUPPLEMENTAL

EXECUTIVE RETIREMENT, DISABILITY, AND DEATH BENEFIT PLAN

FREEZING BENEFIT ACCRUALS EFFECTIVE DECEMBER 31, 2008

The following amendments are made to the American Savings Bank Supplemental Executive Retirement, Disability, and Death Benefit Plan (the “Plan”), which was restated effective January 1, 2009, to comply with final regulations under Section 409A of the Internal Revenue Code of 1986, as amended. For purposes of the freeze of benefit accruals, the provisions of the restated Plan, as amended by this document, shall be effective December 31, 2008.

1.	The following paragraph is added to the end of the Prologue to the Plan:

The Plan is frozen effective December 31, 2008. After that date, there will be no new Participants in the Plan, and no further benefits will accrue to any Participant.

2.	Effective January 1, 2009, the definition of “Final Pay” in Section 1.12 is deleted.

3.	Section 1.19 is amended and restated in its entirety to read as follows:

1.19 Primary Social Security Benefit means the monthly amount of primary old age insurance benefits available to a Participant at the Participant’s Normal Retirement Date or Postponed Retirement Date, as applicable, under the provisions of Title II of the Social Security Act as in effect for the year during which the Participant Separates from Service, without regard to any increases in the wage base or benefit levels or any other change in law that takes effect thereafter and, if the Participant Separates from Service prior to reaching his or her Normal Retirement Date, assuming the Participant’s salary would have remained constant to his or her Normal Retirement Date. Solely for purposes of determining a Participant’s Primary Social Security Benefit, each active Participant whose benefit is frozen December 31, 2008, shall be treated as having Separated from Service December 31, 2008.

4.	Section 1.24 is amended and restated in its entirety to read as follows:

1.24 Year of Service means each 12-month period beginning with the date the Participant commences employment with a Participating Employer or Associated Company and ending on the date the Participant Separates from Service with all the Participating Employers and Associated Companies. If a non-vested Participant Separates from Service and is subsequently reemployed by a Participating Employer, the Committee may determine in its discretion whether to readmit the former

Participant as a Participant and, if so, whether to credit the Participant’s Years of Service prior to the break in service in determining vesting credit and benefit accrual under the Plan. If a vested Participant Separates from Service and is subsequently reemployed by a Participant Employer and readmitted as a Participant by the Committee, the Participant’s Years of Service before and after the break in service shall be aggregated for all purposes under the Plan. As part of the freeze of benefit accruals, after December 31, 2008, no Years of Service shall be credited for purposes of benefit accrual or vesting; however, Participants will continue to receive credit for Years of Service for purposes of determining eligibility for early retirement benefits.

5.	Section 4.1(b)(1) is amended and restated in its entirety to read as follows:

(1) the vested benefit accrued under the Retirement Plan (or under any other tax-qualified defined benefit pension plan sponsored by an Associated Company) as of December 31, 2008, computed in the form of a single life annuity payable at the Participant’s Normal Retirement Date;

6.	The following is added at the end of Section 4.1(c):

Notwithstanding the foregoing, the “aggregate vested account balance” in the HEIRS Plan for any active Participant whose benefit is frozen December 31, 2008, shall be determined as of December 31, 2008, but taking into account any AmeriMatch and AmeriShare contributions and any other discretionary employer contributions made with respect to the 2008 Plan Year.

7.	The following is added at the end of Section 4.3:

All Participants who are actively employed by a Participating Employer on December 31, 2008, shall be fully vested in their retirement benefits accrued as of such date.

8.	A new paragraph is added at the end of Section 4.7 to read as follows:

Notwithstanding the preceding paragraph, if the present value of the accrued benefit of a Participant determined as of December 31, 2008, is less than the limit on elective deferrals under Section 402(g) of the Code for 2008 ($15,500), such Participant shall not be given a transition election. Rather, the present value of such Participant’s accrued benefit, determined as of the month of payment, shall be paid to the Participant in a lump sum in the first quarter of 2009.

9.	Section 4.8(a) is amended and restated in its entirety to read as follows:

(a) Active Participant Death Benefit. Subject to Section 4.10, if a married Participant dies while employed by a Participating Employer or an Associated Company, the Participant’s Spouse shall be entitled to receive a monthly death benefit commencing as soon as practicable (but in any event within ninety (90) days) after the Participant’s death for a ten-year period or until the death of the Participant’s Spouse, if earlier, that is equal to the Actuarial Equivalent of the frozen monthly normal retirement benefit the Participant would have been entitled to receive as of the Participant’s Normal Retirement Date based on the formula in Section 4.1, as adjusted for payment prior to Normal Retirement Date in the form of a payment for the lesser of ten (10) years or the life of the Participant’s Spouse.

The Active Participant Death Benefit is not available to any Participant whose benefit is cashed out (or deemed to be cashed out) in connection with the freeze of benefit accruals effective December 31, 2008.

10.	The text of Section 4.9, Disability Benefits, is amended and restated in its entirety to read as follows:

The Disability benefit is terminated effective December 31, 2008. No Disability benefit shall be payable to any Participant who becomes Disabled after December 31, 2008.

TO RECORD the adoption of these amendments, American Savings Bank, F.S.B., has executed this document December 11, 2008.

AMERICAN SAVINGS BANK, F.S.B.

By	/s/ K. Elizabeth Whitehead
Its Executive Vice President, Chief Administrative Officer and General Counsel

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